News Media: Ruben Rodriguez 202-624-6620
Financial Community: Douglas Bonawitz 202-624-6129

For Immediate Release

March 18, 2015

WGL Holdings Announces Five-Year Financial Objectives;

Targets 7%-10% Average Annual Operating Earnings Growth

WASHINGTON, D.C. – During a presentation to financial analysts today at the New York Stock Exchange, executives of WGL Holdings, Inc. (NYSE:WGL) will outline strategic and operating plans which support the company’s growth in non-GAAP earnings per share of 7% to 10% for the fiscal years 2014 through 2019. This growth will be balanced across the company’s business segments and driven by energy infrastructure investments that will generate predictable revenue streams. Key drivers of the growth over the five year period include:

•	Revenue increases in the regulated utility, driven by customer growth increasing by 1.1% to 2.4%;
•	Regulatory programs in all of its jurisdictions to accelerate pipe replacement spending up to $580 million;
•	Investment of approximately $720 million for three midstream pipeline projects, including the recently announced Mountain Valley pipeline project;
•	Investments of $550 million in clean, distributed generation projects.

Successful execution of these plans will deliver top tier financial performance and meaningful value to the company’s customers, communities, employees and shareholders.

The meeting will begin at 9 a.m., EDT, and will be webcast on the company’s homepage, wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. Presentation slides will also be posted to the website. The webcast and related slides will be archived on wglholdings.com through April 18.

About WGL:

WGL (NYSE-WGL), headquartered in Washington, D.C., is a leading source for clean, efficient and diverse energy solutions. With activities in 32 states and the District of Columbia, WGL consists of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL Energy delivers a full ecosystem of energy offerings including natural gas, electricity, green power, carbon reduction, distributed generation and energy efficiency provided by WGL Energy Services, Inc. (formerly Washington Gas Energy Services, Inc.), WGL Energy Systems, Inc. (formerly Washington Gas Energy Systems, Inc.) and WGSW, Inc. WGL provides options for natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy answers. Ask us. For more information, visit us at www.wgl.com.

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